Exhibit 99.1

FOR IMMEDIATE RELEASE	News Release Contacts:

Select Water Solutions, Inc.
Garrett Williams – VP, Corporate Finance & Investor Relations
(713) 296-1010
IR@selectwater.com

Dennard Lascar Investor Relations
Ken Dennard / Natalie Hairston
(713) 529-6600
WTTR@dennardlascar.com

Select Water Solutions Announces Third Quarter 2026 Financial, Operational and Strategic Updates

Generated third quarter 2026 consolidated revenue of $412 million, an increase of $90 million or 28% year-over-year, as compared to the third quarter of 2025

Produced net income of $23 million during the third quarter of 2026, an increase of $21 million as compared to the third quarter of 2025

Generated Adjusted EBITDA of $93 million during the third quarter of 2026, an increase of $34 million or 57% year-over-year, as compared to the third quarter of 2025

Achieved record Water Infrastructure revenue of $110 million, an increase of $31 million or 40% year-over-year, as compared to the third quarter of 2025

Completed recapitalization and sale of a majority interest in Peak Rentals in the third quarter of 2026

Subsequent to quarter end, closed the acquisition of Pilot Water Solutions, expanding Select’s leading water midstream position across the Delaware Basin

Gainesville, TX – November 9, 2026 – Select Water Solutions, Inc. (NYSE: WTTR) (“Select,” the “Company,” “we” or “us”), a leading provider of sustainable water and chemical solutions, today announced its financial and operating results for the quarter ended September 30, 2026.

John Schmitz, Chairman of the Board, President and CEO, stated, “During the third quarter of 2026, we delivered consolidated revenue and gross profit growth, resulting in $23 million of net income and $93 million of Adjusted EBITDA. The third quarter was a strong quarter for Select across all three operating segments, with our Water Infrastructure segment producing another quarter of record revenue and gross profit in the period. Importantly, we have also made significant progress on advancing our key strategic objectives through the completed divestment of a majority interest in Peak Rentals and the subsequent acquisition of Pilot Water Solutions.

“During the third quarter of 2026, we increased total produced water volumes handled to 1.7 million barrels per day, an increase of more than 30% relative to the third quarter of 2025. These volume gains drove accretive financial contributions, resulting in Water Infrastructure segment revenues growing by 40% on a year-over-year basis to a record level of $110 million for the third quarter of 2026. We anticipate continued strength in our Water Infrastructure segment, with incremental revenue growth expected in the fourth quarter for the base business before including any partial fourth quarter contributions from the recently closed acquisition of Pilot Water.

“We are increasingly excited about the addition of Pilot Water and the additional opportunities it enables, and we expect strong growth in our Water Infrastructure segment as we look ahead. We continue to win new contracted organic growth projects that underwrite scaled network expansion and we believe our combined infrastructure asset base will provide for incremental, critically needed solutions to help our customers solve the complex water dynamics in the Delaware basin.

“Elsewhere, our Water Services and Chemical Technologies segments also generated strong performance relative to guided expectations for the third quarter. In the Chemical Technologies segment, we generated revenue of $90 million, at the high end of our $85 to $90 million guided range, while the Water Services segment increased revenues 7% sequentially, outpacing macro activity and our guided expectation of a flat sequential quarter. Additionally in the Water Services segment, we completed the recapitalization and divestment of a 55% majority interest in our Peak Rentals business late in the third quarter and we are pleased to retain long-term exposure to Peak Rentals’ future growth through a minority ownership position in the business.

“Taking into consideration the divestment and deconsolidation of Peak Rentals and a partial quarter contribution from Pilot Water, we anticipate Adjusted EBITDA in the fourth quarter growing to an estimated $95 - $100 million. Additionally, as we begin integrating the combined asset base and finish out Pilot Water’s ongoing capital projects during the fourth quarter, we now anticipate net capital expenditures for 2026 of approximately $300 – $310 million. Select is well positioned to fund the continued growth opportunities ahead with growing earnings, a strong balance sheet and one of the leading credit ratings and leverage profiles amongst our water midstream peer group. Subsequent to the end of the third quarter, Select closed on an upsized $900 million inaugural senior notes offering to fund the Pilot Water acquisition and repayment of our existing term loan. Furthermore, in conjunction with the closing of the Pilot Water acquisition, we also enhanced our liquidity position with our entry into a new $500 million revolving credit facility, more than doubling our available liquidity compared to our prior facility.

“In summary, I am proud of the 2026 performance to date for Select and am increasingly excited about the Company’s future. We have significantly enhanced our Water Infrastructure business with the acquisition of Pilot Water and continue to add organic project wins that drive more contracted produced water volumes on our system. Our recent growth initiatives and Water Services streamlining efforts, combined with our strong balance sheet and resilient contracted earnings profile, position Select well to deliver ongoing value creation for our shareholders,” concluded Schmitz.

Third Quarter 2026 Consolidated Financial Information

Revenue for the third quarter of 2026 was $412 million as compared to $396 million in the second quarter of 2026 and $322 million in the third quarter of 2025. Net income for the third quarter of 2026 was $22.9 million as compared to net income of $22.6 million in the second quarter of 2026 and net income of $2.3 million in the third quarter of 2025.

For the third quarter of 2026, gross profit was $81.4 million, as compared to $76.8 million in the second quarter of 2026 and $43.6 million in the third quarter of 2025. Total gross margin was 19.7% in the third quarter of 2026 as compared to 19.4% in the second quarter of 2026 and 13.5% in the third quarter of 2025. Gross profit before D&A was $129.4 million for the third quarter of 2026 as compared to $124.1 million for the second quarter of 2026 and $87.1 million for the third quarter of 2025. Gross margin before D&A for the third quarter of 2026 was 31.4% as compared to 31.3% for the second quarter of 2026 and 27.0% for the third quarter of 2025.

SG&A during the third quarter of 2026 was $53.6 million as compared to $41.2 million during the second quarter of 2026 and $41.7 million during the third quarter of 2025. SG&A during the third and second quarters of 2026 was impacted by transaction costs of $7.4 million and $0.6 million, respectively, while SG&A during the third quarter of 2025 was impacted by non-recurring severance and transaction costs of $2.2 million.

Adjusted EBITDA was $93.5 million in the third quarter of 2026 as compared to $92.7 million in the second quarter of 2026 and $59.5 million in the third quarter of 2025. Adjusted EBITDA during the third quarter of 2026 was adjusted for $7.4 million of non-recurring transaction costs, $4.2 million related to a gain on the deconsolidation of Peak Rentals, $0.4 million of non-cash losses in equity investments, and $4.8 million in other adjustments primarily consisting of non-recurring gains related to a historical insurance claim. Non-cash compensation expense accounted for an additional $8.3 million adjustment during the third quarter of 2026. Please refer to the end of this release for reconciliations of gross profit before D&A (non-GAAP measure) to gross profit and of Adjusted EBITDA (non-GAAP measure) to net income.

Business Segment Information

The Water Infrastructure segment generated revenues of $110 million in the third quarter of 2026 as compared to $102 million in the second quarter of 2026 and $79 million in the third quarter of 2025. Gross margin before D&A for Water Infrastructure was 57.2% in the third quarter of 2026 as compared to 58.3% in the second quarter of 2026 and 53.1% in the third quarter of 2025. Water Infrastructure revenues increased 8.4% sequentially relative to the second quarter of 2026, driven primarily by increases in total produced water volumes handled to 1.7 million barrels per day during the third quarter of 2026 from 1.5 million barrels per day during the second quarter of 2026. Looking ahead, the Company anticipates Water Infrastructure revenues of $150 - $160 million in the fourth quarter of 2026, driven by a partial quarter contribution from Pilot Water, with gross margins before D&A in the 52% – 56% range in the fourth quarter of 2026.

The Water Services segment generated revenues of $212 million in the third quarter of 2026 as compared to $198 million in the second quarter of 2026 and $167 million in the third quarter of 2025.  Gross margin before D&A for Water Services was 23.8% in the third quarter of 2026 as compared to 23.0% in the second quarter of 2026 and 18.0% in the third quarter of 2025. Water Services segment revenues increased 7.1% sequentially, driven primarily by revenue gains in the Permian Basin region. Normalizing for the divestment of Peak Rentals, which contributed approximately 21% of the segment’s revenues year-to-date, the Company anticipates typical fourth quarter seasonality for the segment resulting in mid single-digit percent declines sequentially for the remaining segment. This is expected to result in fourth quarter 2026 revenues of $150 - $160 million, with gross margins before D&A in the 21% – 24% range during the fourth quarter.

The Chemical Technologies segment generated revenues of $90 million in the third quarter of 2026 as compared to $96 million in the second quarter of 2026 and $77 million in the third quarter of 2025.  Gross margin before D&A for Chemical Technologies was 17.8% in the third quarter of 2026 as compared to 20.2% in the second quarter of 2026 and 19.9% in the third quarter of 2025. For the fourth quarter of 2026, the Company anticipates revenues of $75 – $80 million, driven by the timing of key customer activity levels and fourth quarter seasonality, with gross margins before D&A remaining steady in the 17% – 18% range for the segment.

Cash Flow and Capital Expenditures

Cash flow provided by operating activities for the third quarter of 2026 was $84 million as compared to $87 million in the second quarter of 2026 and $72 million in the third quarter of 2025. Free cash flow in the third quarter of 2026 and the second quarter of 2026 was ($3.6) million and $17.0 million, respectively and ($19.4) million in the third quarter of 2025. Please refer to the end of this release for reconciliations of free cash flow (non-GAAP measure) to cash flow provided by operating activities.

Net capital expenditures for the third quarter of 2026 were $88.1 million, comprised of $89.5 million of capital expenditures partially offset by $1.5 million of cash proceeds from asset sales. Cash flows from investing activities also included $2.3 million of outflows primarily due to two bolt-on asset acquisitions in the Northeast region related to multiple water disposal and solids management facilities.

Cash flows provided by financing activities during the third quarter of 2026 were $12.0 million, primarily reflecting $39.4 million of net proceeds related to the deconsolidation of Peak Rentals partially offset by the payment of $9.5 million of quarterly dividends and distributions and $15.8 million of debt payments primarily related to the term loan component of our sustainability-linked credit facility.

Balance Sheet and Capital Structure

Total cash and cash equivalents were $34.1 million as of September 30, 2026, as compared to $33.4 million and $56.0 million as of June 30, 2026, and March 31, 2026, respectively. As of September 30, 2026, the Company had $234.4 million of borrowings outstanding under the term loan component of its sustainability-linked credit facility, $12.8 million of other borrowings and no amounts drawn on the revolving credit facility, compared to $250.0 million of outstanding borrowings under the term loan, $12.9 million of other borrowings, and no amounts drawn on the revolving credit facility as of June 30, 2026 and $250.0 million of outstanding borrowings under the term loan and no other borrowings and no amounts drawn on the revolving credit facility as of March 31, 2026.

As of September 30, 2026, the borrowing base under the Company’s sustainability-linked credit facility was $256.2 million, compared to $264.0 million and $271.3 million as of June 30, 2026, and March 31, 2026, respectively. Available borrowing capacity under the sustainability-linked credit facility was approximately $237.5 million as of September 30, 2026, after giving effect to outstanding borrowings and letters of credit totaling $18.7 million. As of June 30, 2026, available borrowing capacity under the credit facility was approximately $244.4 million, after accounting for outstanding borrowings and letters of credit totaling $19.6 million.

Total liquidity was $271.6 million as of September 30, 2026, as compared to $277.8 million as of June 30, 2026, and $307.7 million as of March 31, 2026. The Company had 127,774,689 weighted average shares of Class A common stock and 8,190,743 weighted average shares of Class B common stock outstanding during the third quarter of 2026. The Company had 131,352,190 Class A shares and 7,107,701 Class B shares issued and outstanding as of September 30, 2026.

Subsequent to quarter end, Select issued $900 million aggregate principal amount of 7.625% Senior Notes due November 1, 2034 (the “Notes”) in a private placement. The majority of the net proceeds were used to fund the cash consideration of the Pilot Water Acquisition and repay the outstanding obligations under Select’s sustainability-linked credit facility. In connection with the closing of the Pilot Water acquisition, Select fully repaid and terminated the sustainability-linked credit facility and entered into a new five-year $500 million senior secured cash flow revolving credit facility. The revolving credit facility remains undrawn as of today, November 9, 2026, with approximately $483.4 million of available borrowing capacity after giving effect to outstanding letters of credit.

Peak Rentals Recapitalization and Divestment

On September 23, 2026, certain subsidiaries of Select sold an indirect 55% interest in Peak Rentals HoldCo, LLC (“Peak”), pursuant to a securities purchase agreement and related transaction documents (“Peak Transaction”). Select received approximately $76.8 million of consideration including approximately $41.5 million in cash proceeds, subject to customary purchase price adjustments, and a $35.3 million seller note. Concurrently with the Peak Transaction, Peak entered into its own standalone financing agreements, such that Peak is not expected to require ongoing capital investment from Select. Following the Peak Transaction, Select retained a 45% indirect interest in Peak, to be reflected on the balance sheet as an equity method investment, and any future results of the Peak business arising from Select’s 45% interest will be reflected in equity in earnings (losses) of unconsolidated entities on a go forward basis.

Third Quarter Earnings Conference Call
In conjunction with today’s release, Select has scheduled a conference call on Monday, November 9, 2026, at 11:00 a.m. Eastern time / 10:00 a.m. Central time.  Please dial 201-389-0872 and ask for the Select Water Solutions call at least 10 minutes prior to the start time of the call, or listen to the call live over the Internet by logging on to the website at the address https://investors.selectwater.com/events-presentations/current. A telephonic replay of the conference call will be available through November 23, 2026, and may be accessed by calling 201-612-7415 using passcode 13757763#.  A webcast archive will also be available at the link above shortly after the call and will be accessible for approximately 90 days.

About Select Water Solutions, Inc.

Select is a leading provider of sustainable water and chemical solutions to the energy industry. These solutions are supported by the Company’s critical water infrastructure assets, chemical manufacturing and water treatment and recycling capabilities. As a leader in sustainable water and chemical solutions, Select places the utmost importance on safe, environmentally responsible management of water throughout the lifecycle of a well. Additionally, Select believes that responsibly managing water resources throughout its operations to help conserve and protect the environment is paramount to the Company’s continued success.  For more information, please visit Select’s website, https://www.selectwater.com.

Cautionary Statement Regarding Forward-Looking Statements

All statements in this communication other than statements of historical facts are forward-looking statements which contain our current expectations about our future results. We have attempted to identify any forward-looking statements by using words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “preliminary,” “project,” “see,” “should,” “will,” and other similar expressions. Examples of forward-looking statements include, but are not limited to, the expectations of plans, business strategies, objectives and growth, projected financial results and future financial and operational performance of the Company, expected synergies from the Pilot Water acquisition, expected financial results, the anticipated impacts of the Peak Rentals transaction and our retained minority interest, expected capital expenditures, our share repurchase program and future dividends. Although we believe that the expectations reflected, and the assumptions or bases underlying our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause our actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements. These risks and uncertainties include the risk that the benefits contemplated from the Pilot Water acquisition may not be realized, the ability of Select to successfully integrate Pilot Water’s operations, including employees, and realize anticipated synergies and cost savings and the potential impact of the Pilot Water acquisition on relationships, including with employees, suppliers, customers, competitors and creditors, the risk that Pilot Water’s projected financial and operational results may not be achieved, and the risk that the anticipated benefits of the Peak Rentals transaction, including the value of our retained minority interest, may not be realized. Factors that could materially impact such forward-looking statements include, but are not limited to: global economic distress, including that resulting from the sustained Russia-Ukraine war and related economic sanctions, instability and continued hostilities in the Middle East and elsewhere, including military conflict involving Iran, instability in Venezuela, economic uncertainty as a result of changing trade policies, disruptions in global oil and gas markets and inflation and elevated interest rates, each of which may decrease demand for oil and natural gas or contribute to volatility in the prices for oil and natural gas, which may decrease demand for our services; the ability to source certain raw materials and other critical components or manufactured products globally on a timely basis from economically advantaged sources, including any delays and/or supply chain disruptions; actions taken by the members of the Organization of the Petroleum Exporting Countries (“OPEC”) and Russia (together with OPEC and other allied producing countries, “OPEC+”) with respect to oil production levels and announcements of potential changes in such levels, including the ability of the OPEC+ countries to agree on and comply with announced supply limitations, which may be exacerbated by military conflict in the Middle East involving Iran and the resumption of sales of previously sanctioned oil from Venezuela and Russia; the impact of central bank policy actions, such as sustained, elevated interest rates in response to, among other things, high rates of inflation, and disruptions in the bank and capital markets; the degree to which consolidation among our customers may affect spending on United States (“U.S.”) drilling and completions activity, including the recent consolidation in the Permian Basin; impacts related to changing U.S. and foreign trade policies, including increased trade restrictions or tariffs; the impact of changes in diplomatic and trade relations, and the results of countermeasures and any tariff mitigation initiatives; changes in safety, health, environmental and other governmental policy and regulation; the enactment or promulgation of new laws or regulations or changes or modifications in existing laws, regulations, rules or governmental policies with respect to taxation; the level of capital spending and access to capital markets by oil and gas companies in response to changes in commodity price or reduced demand; the potential deterioration of our customers’ financial condition, including defaults resulting from actual or potential insolvencies; trends and volatility in oil and gas prices, and our ability to manage through such volatility; the impact of current and future laws, rulings, governmental regulations and policies, including those related to accessing water, disposing of wastewater, transferring produced water, interstate freshwater and produced water transfer, chemicals, carbon pricing, pipeline construction, emissions, hydraulic fracturing, leasing, permitting or drilling on federal lands and various other environmental matters; regional impacts to our business, including our key infrastructure assets within the Permian Basin, the Bakken, and the Haynesville regions; capacity constraints on regional oil, natural gas and water gathering, processing and pipeline systems that result in a slowdown or delay in drilling and completion activity, and thus a decrease in the demand for our services in our core markets; the impact of regulatory and related policy actions by federal, state and/or local governments, such as the Inflation Reduction Act of 2022, which may negatively impact the future production of oil and gas in the U.S., thereby reducing demand for our services; our ability to hire and retain key management and employees, including skilled labor; our access to capital to fund expansions, acquisitions and our working capital needs and our ability to obtain debt or equity financing on satisfactory terms, or at all; our health, safety and environmental performance; the impact of competition on our operations; the degree to which our exploration and production customers may elect to operate their water-management services in-house rather than source these services from companies like us; our level of indebtedness and our ability to comply with covenants contained in our revolving credit facility, the indenture governing our senior notes or future debt instruments; delays or restrictions in obtaining permits by us or our customers; constraints in supply or availability of equipment used in our business; the impact of advances or changes in well-completion technologies or practices that result in reduced demand for our services, either on a volumetric or time basis; changes in global political or economic conditions, generally, and in the markets we serve, including the rate of inflation and potential economic recession; acts of terrorism, war or political or civil unrest in the U.S. or elsewhere, such as the Russia-Ukraine war, the instability and continued hostilities in the Middle East, including military conflict involving Iran and any potential instability in Venezuela; information technology failures or cyberattacks; accidents, weather, natural disasters or other events affecting our business; and the other factors discussed or referenced in the “Risk Factors” section of our most recent Annual Report on Form 10-K and those set forth from time to time in our other filings with the U.S. Securities and Exchange Commission. Investors should not place undue reliance on our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

SELECT WATER SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except share and per share data)

	Three months ended,			Nine months ended Sept 30,
	Sept 30, 2026	June 30, 2026	Sept 30, 2025	2026	2025
Revenue
Water Infrastructure	$110,119	$101,614	$78,805	$308,469	$232,051
Water Services	212,264	198,153	166,877	601,648	608,185
Chemical Technologies	89,806	96,040	76,561	263,837	220,606
Total revenue	412,189	395,807	322,243	1,173,954	1,060,842
Costs of revenue
Water Infrastructure	47,170	42,419	36,964	131,941	106,668
Water Services	161,774	152,654	136,795	463,882	491,825
Chemical Technologies	73,833	76,668	61,352	213,631	181,965
Depreciation, amortization and accretion	48,020	47,225	43,578	140,987	123,307
Total costs of revenue	330,797	318,966	278,689	950,441	903,765
Gross profit	81,392	76,841	43,554	223,513	157,077
Operating expenses
Selling, general and administrative	53,610	41,178	41,674	135,339	118,041
Depreciation and amortization	963	1,209	1,310	3,293	4,153
Impairments and abandonments	—	239	2,279	5,947	4,904
Lease abandonment costs	(67)	(129)	63	(264)	785
Total operating expenses	54,506	42,497	45,326	144,315	127,883
Income (loss) from operations	26,886	34,344	(1,772)	79,198	29,194
Other income (expense)
Gain on sales of property and equipment and divestitures, net	1,134	164	2,600	1,703	10,468
Interest expense, net	(5,354)	(5,021)	(5,963)	(16,282)	(16,484)
Gain on deconsolidation of subsidiary	4,175	—	—	4,175	—
Remeasurement gain on business combination	—	—	14,924	—	14,924
Other	5,578	5	(2,277)	5,272	(1,856)
Income before income tax expense and equity in losses of unconsolidated entities	32,419	29,492	7,512	74,066	36,246
Income tax expense	(9,043)	(6,360)	(434)	(17,836)	(7,849)
Equity in losses of unconsolidated entities	(449)	(570)	(4,784)	(1,309)	(4,872)
Net income	22,927	22,562	2,294	54,921	23,525
Less: net (income) loss attributable to noncontrolling interests	(2,318)	(1,527)	389	(4,671)	(1,956)
Net income attributable to Select Water Solutions, Inc.	$20,609	$21,035	$2,683	$50,250	$21,569

Weighted average shares outstanding:
Class A—Basic	127,774,689	123,146,866	102,512,351	120,219,206	101,616,535
Class B—Basic	8,190,743	12,733,751	16,221,101	12,352,450	16,221,101

Net income per share attributable to common stockholders:
Class A—Basic	$0.16	$0.17	$0.03	$0.42	$0.21
Class B—Basic	$—	$—	$—	$—	$—

Weighted average shares outstanding:
Class A—Diluted	131,203,538	125,432,751	104,236,739	122,985,500	103,351,926
Class B—Diluted	8,190,743	12,733,751	16,221,101	12,352,450	16,221,101

Net income per share attributable to common stockholders:
Class A—Diluted	$0.16	$0.17	$0.03	$0.41	$0.21
Class B—Diluted	$—	$—	$—	$—	$—

SELECT WATER SOLUTIONS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands, except share data)

	Sept 30, 2026	June 30, 2026	March 31, 2026	Dec 31, 2025
Assets
Current assets
Cash and cash equivalents	$34,074	$33,396	$55,970	$18,084
Accounts receivable trade, net of allowance for credit losses	280,210	319,867	317,748	263,965
Accounts receivable, related parties	61	57	22	63
Inventories	48,204	47,996	37,313	34,278
Prepaid expenses and other current assets	41,402	34,821	33,357	37,996
Total current assets	403,951	436,137	444,410	354,386
Property and equipment	1,706,686	1,796,566	1,672,966	1,629,406
Accumulated depreciation	(670,999)	(770,358)	(736,935)	(717,223)
Total property and equipment, net	1,035,687	1,026,208	936,031	912,183
Right-of-use assets, net	26,579	28,812	32,195	28,708
Goodwill	48,485	48,485	48,485	48,485
Other intangible assets, net	102,517	108,038	101,999	106,204
Deferred tax assets, net	41,273	45,849	48,337	48,881
Investments in unconsolidated entities	106,673	77,140	77,709	78,234
Note receivable	35,300	—	—	—
Other long-term assets	17,781	17,072	17,709	18,531
Total assets	$1,818,246	$1,787,741	$1,706,875	$1,595,612
Liabilities and Equity
Current liabilities
Accounts payable	$71,334	$63,304	$55,065	$49,682
Accrued accounts payable	60,606	49,309	36,846	46,275
Accounts payable and accrued expenses, related parties	5,272	3,422	3,583	3,634
Accrued salaries and benefits	27,852	26,512	15,772	17,702
Accrued insurance	19,167	16,732	18,722	22,272
Sales tax payable	2,567	2,906	3,142	2,435
Accrued expenses and other current liabilities	37,329	39,044	36,573	37,549
Current operating lease liabilities	9,787	11,355	14,343	14,247
Current portion of long-term debt	16,275	63,150	46,875	31,250
Current portion of finance lease obligations	600	641	655	650
Total current liabilities	250,789	276,375	231,576	225,696
Long-term tax receivable agreements liabilities	60,566	50,095	43,421	43,421
Long-term operating lease liabilities	19,134	20,368	23,724	21,533
Long-term debt	227,759	196,439	199,645	285,043
Other long-term liabilities	107,683	106,944	88,876	92,852
Total liabilities	665,931	650,221	587,242	668,545
Commitments and contingencies
Class A common stock, $0.01 par value	1,314	1,271	1,218	1,049
Class B common stock, $0.01 par value	71	112	162	162
Additional paid-in capital	1,229,469	1,203,251	1,166,419	989,329
Accumulated deficit	(134,674)	(155,283)	(176,318)	(184,924)
Total stockholders’ equity	1,096,180	1,049,351	991,481	805,616
Noncontrolling interests	56,135	88,169	128,152	121,451
Total equity	1,152,315	1,137,520	1,119,633	927,067
Total liabilities and equity	$1,818,246	$1,787,741	$1,706,875	$1,595,612

SELECT WATER SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Three months ended			Nine months ended
	Sept 30, 2026	June 30, 2026	Sept 30, 2025	Sept 30, 2026	Sept 30, 2025
Cash flows from operating activities
Net income	$22,927	$22,562	$2,294	$54,921	$23,525
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation, amortization and accretion	48,983	48,434	44,888	144,280	127,460
Deferred tax expense	8,849	6,412	608	17,655	7,566
Gain on disposal of property and equipment and divestitures	(1,134)	(164)	(2,600)	(1,703)	(10,468)
Equity in losses of unconsolidated entities	449	570	4,784	1,309	4,872
Credit loss (recovery) expense	331	(452)	(98)	616	1,124
Amortization and write off of debt issuance costs	418	416	412	1,247	1,815
Inventory adjustments	84	39	32	221	52
Equity-based compensation	8,336	8,376	7,398	22,537	14,077
Impairments and abandonments	—	239	2,279	5,947	4,904
Remeasurement gain on business combination	—	—	(14,924)	—	(14,924)
Gain on deconsolidation of subsidiary	(4,175)	—	—	(4,175)	—
Non-cash revenue	(20)	—	—	(20)	—
Other operating items, net	1,893	670	625	3,161	1,778
Changes in operating assets and liabilities
Accounts receivable	(9,731)	(1,702)	31,824	(65,912)	3,015
Prepaid expenses and other assets	(13,780)	(11,809)	(5,874)	(23,489)	(1,751)
Accounts payable and accrued liabilities	21,014	13,145	48	24,827	(13,824)
Net cash provided by operating activities	84,444	86,736	71,696	181,422	149,221
Cash flows from investing activities
Net cash disposed in deconsolidation of subsidiary	(5,495)	—	—	(5,495)	—
Purchase of property and equipment	(89,546)	(71,019)	(95,230)	(238,942)	(223,063)
Equity-method and preferred stock investments	—	(500)	—	(500)	(72,059)
Acquisitions, net of cash received	(2,250)	(41,992)	(35,136)	(44,452)	(52,341)
Proceeds received from sales of property and equipment	1,493	1,298	4,154	3,847	13,757
Net cash used in investing activities	(95,798)	(112,213)	(126,212)	(285,542)	(333,706)
Cash flows from financing activities
Borrowings from revolving line of credit	40,000	—	40,000	83,500	105,000
Payments on revolving line of credit	(40,000)	—	(10,000)	(153,500)	(135,000)
Borrowings from long-term debt	39,375	12,992	—	52,367	250,000
Payments on long-term debt	(15,788)	(54)	—	(15,842)	—
Payments of finance lease obligations	(162)	(161)	(129)	(481)	(442)
Payments of debt issuance costs	(1,801)	(101)	—	(1,902)	(7,867)
Net proceeds from underwritten offering	—	(75)	—	191,630	—
Dividends and distributions paid	(9,522)	(9,576)	(8,377)	(27,850)	(25,250)
Payments under tax receivable agreements	—	—	—	—	(77)
Contributions from noncontrolling interests	—	500	—	500	2,875
Repurchase of common stock	(70)	(621)	(332)	(8,309)	(6,909)
Net cash provided by financing activities	12,032	2,904	21,162	120,113	182,330
Effect of exchange rate changes on cash	—	(1)	(4)	(3)	5
Net increase (decrease) in cash and cash equivalents	678	(22,574)	(33,358)	15,990	(2,150)
Cash and cash equivalents, beginning of period	33,396	55,970	51,186	18,084	19,978
Cash and cash equivalents, end of period	$34,074	$33,396	$17,828	$34,074	$17,828

Comparison of Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA, gross profit before depreciation, amortization and accretion (“D&A”), gross margin before D&A and free cash flow are not financial measures presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). We define EBITDA as net income (loss), plus interest expense, income taxes and depreciation, amortization and accretion. We define Adjusted EBITDA as EBITDA, plus any impairment and abandonment charges or asset write-offs pursuant to GAAP, plus non-cash losses on the sale of assets or subsidiaries, non-cash compensation expense, and non-recurring or unusual expenses or charges, including severance expenses, transaction costs, or facilities-related exit and disposal-related expenditures, plus/(minus) foreign currency losses/(gains), plus/(minus) losses/(gains) on unconsolidated entities plus tax receivable agreements expense and less remeasurement gain on business combination and gain on deconsolidation of subsidiary. We define gross profit before D&A as revenue less cost of revenue, excluding cost of sales D&A expense. We define gross margin before D&A as gross profit before D&A divided by revenue. We define free cash flow as net cash provided by (used in) operating activities less purchases of property and equipment, plus proceeds received from sale of property and equipment. EBITDA, Adjusted EBITDA, gross profit before D&A, gross margin before D&A and free cash flow are supplemental non-GAAP financial measures that we believe provide useful information to external users of our financial statements, such as industry analysts, investors, lenders and rating agencies because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation,  amortization and accretion) and non-recurring items outside the control of our management team. We present EBITDA, Adjusted EBITDA, gross profit before D&A, gross margin before D&A and free cash flow because we believe they provide useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP. Our board of directors, management and investors use EBITDA and Adjusted EBITDA to assess our financial performance because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation, amortization and accretion) and items outside the control of our management team.

Net income (loss) is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. Gross profit and gross margin are the GAAP measures most directly comparable to gross profit before D&A and gross margin before D&A, respectively. Net cash provided by (used in) operating activities is the GAAP measure most directly comparable to free cash flow. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non-GAAP financial measures has important limitations as an analytical tool due to exclusion of some but not all items that affect the most directly comparable GAAP financial measures. You should not consider EBITDA, Adjusted EBITDA, gross profit before D&A, gross margin before D&A or free cash flow in isolation or as substitutes for an analysis of our results as reported under GAAP. Because EBITDA, Adjusted EBITDA, gross profit before D&A, gross margin before D&A and free cash flow may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

For forward-looking non-GAAP measures, the Company is unable to provide a reconciliation of the forward-looking non-GAAP financial measures to their most directly comparable GAAP financial measure as the information necessary for a quantitative reconciliation, including potential acquisition-related transaction costs as well as the purchase price accounting allocation of the recent acquisitions and the resulting impacts to depreciation, amortization and accretion expense, among other items is not available to the Company without unreasonable efforts due to the inherent difficulty and impracticability of predicting certain amounts required by GAAP with a reasonable degree of accuracy at this time.

The following table presents a reconciliation of free cash flow to net cash provided by operating activities, which is the most directly comparable GAAP measure for the periods presented:

	Three months ended
	Sept 30, 2026	June 30, 2026	Sept 30, 2025
	(unaudited) (in thousands)
Net cash provided by operating activities	$84,444	$86,736	$71,696
Purchase of property and equipment	(89,546)	(71,019)	(95,230)
Proceeds received from sale of property and equipment	1,493	1,298	4,154
Free cash flow	$(3,609)	$17,015	$(19,380)

The following table presents a reconciliation of EBITDA and Adjusted EBITDA to our net income, which is the most directly comparable GAAP measure for the periods presented:

	Three months ended,
	Sept 30, 2026	June 30, 2026	Sept 30, 2025
	(unaudited) (in thousands)
Net income	$22,927	$22,562	$2,294
Interest expense, net	5,354	5,021	5,963
Income tax expense	9,043	6,360	434
Depreciation, amortization and accretion	48,983	48,434	44,888
EBITDA	86,307	82,377	53,579
Impairments and abandonments	—	239	2,279
Remeasurement gain on business combination	—	—	(14,924)
Non-cash loss on sale of assets or subsidiaries	3	76	875
Non-recurring severance expenses	—	—	1,467
Non-cash compensation expenses	8,336	8,376	7,398
Transaction costs	7,449	567	3,289
Lease abandonment costs	(67)	(129)	63
Other non-recurring (credits) charges	(4,829)	671	671
Gain on deconsolidation of subsidiary	(4,175)	—	—
Equity in losses of unconsolidated entities	449	570	4,784
Adjusted EBITDA	$93,473	$92,747	$59,481

The following table presents a reconciliation of gross profit before D&A to total gross profit, which is the most directly comparable GAAP measure, and a calculation of gross margin before D&A for the periods presented:

	Three months ended,
	Sept 30, 2026	June 30, 2026	Sept 30, 2025
	(unaudited) (in thousands)
Gross profit by segment
Water Infrastructure	$32,714	$30,488	$16,776
Water Services	34,411	28,697	13,244
Chemical Technologies	14,267	17,656	13,534
As reported gross profit	81,392	76,841	43,554

Plus D&A
Water Infrastructure	30,235	28,707	25,065
Water Services	16,079	16,802	16,838
Chemical Technologies	1,706	1,716	1,675
Total D&A	48,020	47,225	43,578

Gross profit before D&A	$129,412	$124,066	$87,132

Gross profit before D&A by segment
Water Infrastructure	62,949	59,195	41,841
Water Services	50,490	45,499	30,082
Chemical Technologies	15,973	19,372	15,209
Total gross profit before D&A	$129,412	$124,066	$87,132

Gross margin before D&A by segment
Water Infrastructure	57.2%	58.3%	53.1%
Water Services	23.8%	23.0%	18.0%
Chemical Technologies	17.8%	20.2%	19.9%
Total gross margin before D&A	31.4%	31.3%	27.0%